EXHIBIT 10.9

CONTRIBUTION & MEMBERSHIP INTEREST

PURCHASE AGREEMENT

dated as of September 1, 2004

among

UPONOR ALDYL COMPANY, INC.

UPONOR NORTH AMERICA, INC.

UPONOR ALDYL HOLDING COMPANY, LLC

and

PW POLY CORP.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		27
4.1	Organization and Good Standing	27
4.2	Authority and Enforceability	28
4.3	No Conflicts; Consents	28
4.4	Litigation	28
4.5	Purchase for Investment	28
4.6	Brokers	29
4.7	Knowledge	29

ARTICLE V. COVENANTS OF THE SELLER AND UPONOR		29
5.1	Noncompetition	29

ARTICLE VI. COVENANTS OF THE PURCHASER AND NEWCO		29
6.1	Confidentiality	29
6.2	Employee Matters	30
6.3	Use of the Seller Name and Trademarks	30
6.4	Accounts Receivable	33
6.5	Liquidation of Newco	33

ARTICLE VII. COVENANTS OF THE PARTIES		33
7.1	Tax Matters	33
7.2	Administration and Assumption of Additional Liabilities	34
7.3	Insurance	34
7.4	Further Assurances	35

ARTICLE VIII. CLOSING DELIVERIES		35
8.1	The Seller’s and Uponor’s Deliveries	35
8.2	Deliveries of Purchaser	36

ARTICLE IX. CONDUCT OF BUSINESS		37
9.1	Conduct of Business	37
9.2	Restrictions	37
9.3	Risk of Loss	37
9.4	Preserve Accuracy of Representations and Warranties	37
9.5	No Solicitation of Other Offers	38
9.6	Conditions to Purchaser’s Obligations	38
9.7	Conditions to the Seller’s Obligations	39

ARTICLE X. INDEMNIFICATION		40
10.1	Survival; Right to Indemnification.	40
10.2	Indemnification and Payment of Damages by the Seller and Uponor	41
10.3	Cross Indemnity for Certain Workers’ Compensation Claims	42
10.4	Indemnity for Product Liability Claims	42
10.5	Indemnity for Breach of Warranty Claims	42
10.6	Indemnification and Payment of Damages by the Purchaser	43
10.7	Limitations on Amount—The Seller and Uponor	43
10.8	Limitations on Amount—Purchaser	44

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10.9	Procedure for Indemnification—Third Party Claims	44
10.10	Insurance Coverage	45
10.11	Procedure for Indemnification—Other Claims	45

ARTICLE XI. MISCELLANEOUS		45
11.1	Notices	45
11.2	Amendment and Waiver	46
11.3	Expenses	47
11.4	Successors and Assigns	47
11.5	Governing Law	47
11.6	Consent to Jurisdiction and Service of Process	47
11.7	Waiver of Jury Trial	47
11.8	Counterparts	48
11.9	No Third Party Beneficiaries	48
11.10	Entire Agreement	48
11.11	Headings	48
11.12	Severability	48
11.13	Specific Performance	48
11.14	Drafting	48

-iii-

CONTRIBUTION & MEMBERSHIP INTEREST PURCHASE AGREEMENT

This CONTRIBUTION & MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of September 1, 2004, (the “Agreement”) among Uponor North America, Inc., a Delaware corporation (“Uponor”), Uponor Aldyl Company, Inc., a Delaware corporation (the “Seller”), Uponor Aldyl Holding Company, LLC, a Delaware limited liability company (“Newco”) and PW Poly Corp., a Minnesota corporation (the “Purchaser”).

WHEREAS, Uponor is the beneficial and record owner of all of the 200 issued and outstanding shares of Common Stock, par value $0.01 per share, of the Seller (the “Shares”); and

WHEREAS, the Seller owns 100% of the issued and outstanding membership interests of Newco; and

WHEREAS, immediately prior to the Contribution (as defined below), the Seller has been engaged in the business of manufacturing and distributing polyethylene pipes and fittings (as more particularly defined in Section 1.1, the “Business”); and

WHEREAS, the Seller desires to (a) transfer substantially all of the Seller’s assets to Newco in exchange for 100% of the issued and outstanding membership interests of Newco (the “Interest”), and (b) sell the Interest to the Purchaser, and the Purchaser desires to purchase the Interest from the Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

1.1 Definitions. The following capitalized terms when used in this Agreement, shall have the respective meanings ascribed to them below.

“Accounts Receivable” has the meaning set forth in Section 3.12.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Assumed Pre-Closing Liabilities” has the meaning set forth in Section 2.3(c).

“Balance Sheet” has the meaning set forth in Section 3.5.

“Benefit Plan” means any “employee benefit plan” within the meaning of section 3(3) of ERISA (whether or not subject to ERISA) that is maintained or contributed by the Seller or by Uponor for the benefit of the Employees.

“Breach” a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business” means (a) manufacturing polyethylene (“PE”) pipes and selling such PE pipes into the gas distribution, underground water distribution, sewer, geothermal, industrial and oil and gas gathering markets (collectively, the “Markets”) in the United States, Canada and Mexico (collectively, the “Territory”); (b) manufacturing and/or distributing molded PE fittings and molded mechanical fittings in the Markets and the Territory; and (c) manufacturing and/or distributing metal and metal-plastic components for piping systems using the aforementioned PE pipes and fittings in the Markets and the Territory; provided, however, that the term “Business” shall not include the manufacturing and distribution of specialty cross-linked polyethylene or pre-insulated high density polyethylene pipe systems.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Working Capital” has the meaning set forth in Section 2.8(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act as codified in Code Section 4980B and Part 6 of ERISA and its predecessor and any similar laws of applicable states and all regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning set forth in Section 9.5.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means any agreement, contract, commitment, arrangement or understanding.

“Contributed Assets” has the meaning set forth in Section 2.1.

“Contribution” has the meaning set forth in Section 2.1.

“CPChem Resin Recall” has the meaning set forth in Section 2.2(n).

“Damages” has the meaning set forth in Section 10.2.

“Damages Formula” means that the Seller’s and Uponor’s Damages collectively shall be limited to the percentages set forth in the following table based upon the timing of the claim made as set forth below:

When Claim Made by the Purchaser	Seller’s and Uponor’s Percentage
On or before the 2nd anniversary of the Closing	100.00%
After 2nd anniversary but on or before the 3rd	83.33%
After 3rd anniversary but on or before the 4th	66.66%
After 4th anniversary but on or before the 5th	49.99%
After 5th anniversary but on or before the 6th	33.33%
After 6th anniversary but on or before the 7th	16.66%
After the 7th anniversary	0.00%

“Documents” has the meaning set forth in Section 2.1(c).

“Employees” has the meaning set forth in Section 6.2.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any Damages arising from or under Environmental Laws or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site contamination, occupational safety and health, and regulation of chemical substances or products) existing as of the Closing Date;

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Laws or Occupational Safety and Health Law with respect to any environmental, health or safety matters or conditions existing as of the Closing Date;

(c) financial responsibility under Environmental Laws or Occupational Safety and Health Law for natural resource damage, cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Laws or Occupational Safety and Health Law

(whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) arising from any environmental, health or safety matters or conditions existing as of the Closing Date; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law with respect to any environmental, health or safety matters or conditions existing as of the Closing Date.

The terms “removal,” “remediation,” and “response action,” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended (“CERCLA”).

“Environmental Laws” means any federal, state and local statutes, Laws, regulations, ordinances and rules designed to prevent, punish or remedy the consequences of actions that damage the Environment or public health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Seller, any other Person that, together with the Seller, would be treated as a single employer under Code Section 414.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(f).

“Excluded Receivables” has the meaning set forth in Section 2.2(b).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Seller and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Seller, other than the Tulsa Real Estate.

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, including any department, commission, board, agency, bureau or other regulatory, administrative or judicial authority thereof.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Material” means any waste or other substance that is listed, defined, designated, or classified as, hazardous, toxic, or radioactive or a pollutant or contaminant under or pursuant to any Environmental Law including, petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos containing materials or polychlorinated biphenyls.

“Indebtedness” means: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

“Indemnified Persons” has the meaning set forth in Section 10.2.

“Independent Accounting Firm” means Ernst & Young LLP, certified public accountants.

“Intangible Property” has the meaning set forth in Section 2.1(c).

“Intellectual Property” means trade secrets, inventions, know-how, formulae and processes that are embodied in Documents and that are owned, used, or licensed by the Seller as licensee or licensor and which in each case have value and which a reasonably prudent operator of the Business of the Seller would have maintained as a trade secret, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks (and all goodwill associated therewith), trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, copyright registrations, copyright applications and domain names; in each case used by or intended for use by the Seller in the operation of the Business of the Seller as currently conducted; but with respect to any of the foregoing, “Intellectual Property” specifically excludes (i) any rights for which a license is merely implied by the sale of a product, any rights or terms relating to “shrink wrap” and similar widely available commercial end-user licenses, (ii) any rights or terms relating to commonly available software programs with a value of less than $750 per workstation for which the Seller is the licensee pursuant to a perpetual, paid up license, and/or (iii) any rights or assets that are related to, associated with, or arise from the product line, intellectual property and/or technology related to induction fusion jointing of plastic pipes and/or referred to by the name “SmartHeat,” including without limitation, any rights relating to any patent or trademark registrations or applications filed in connection therewith (this subsection (iii) means, collectively, the “SmartHeat Intellectual Property”).

“Interest” has the meaning set forth in the recitals hereto.

“Interim Balance Sheet” has the meaning set forth in Section 3.5.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.5.

“Inventory” has the meaning set forth in Section 2.1(e).

“Knowledge” of the Purchaser or “Purchaser’s Knowledge” and words of similar import mean the actual knowledge of William Spell, Dobson West and Richard Oxley.

“Knowledge” of the Seller or Uponor, “Seller’s Knowledge” or “Uponor’s Knowledge” and words of similar import mean the actual knowledge of Frank Bailor, Herb Frye, Darren Warn or Eric Sovereign.

“Law” means any statute, law, ordinance, rule, regulation, constitution, code, principal of common law or treaty of any Governmental Entity.

“Lease” has the meaning set forth in Section 8.1(n).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Mark” has the meaning set forth in Section 6.3(b).

“Markets” has the meaning set forth in the defined term “Business” set forth above.

“Material Adverse Effect” means any change or effect that is materially adverse to the Seller or the Business of Seller taken as a whole, other than any such effect or change (a) resulting from or arising in connection with general economic or industry-wide conditions, this Agreement or the transactions contemplated hereby (except failure to obtain a consent necessary for the consummation of the transactions contemplated hereby), or (b) attributable to the fact that the prospective owner of (i) the Contributed Assets is Newco or (ii) Newco is the Purchaser or any Affiliate of the Purchaser.

“Material Contracts” has the meaning set forth in Section 3.14(b).

“Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).

“Newco” has the meaning set forth in the preamble hereto.

“Notice of Objection” has the meaning set forth in Section 2.8(b).

“Occupational Safety and Health Law” means any Law in effect on the date of this Agreement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order” has the meaning set forth in Section 3.15.

“Pension Plan” has the meaning given in ERISA Section 3(2)(A).

“Permit” means any franchise, license, permit or registration of any Governmental Entity or pursuant to any Law.

“Permitted Liens” means with respect to any of the liabilities assumed by Newco pursuant to Section 2.3 (a) Liens for current real or personal property taxes that are not yet due and payable or that may thereafter be paid without material penalty or any of the foregoing that is being contested in good faith; (b) workers’, carriers’ and mechanics’ or other Liens incurred in the ordinary course of business, that are not yet due and payable, or that are being contested in good faith; and (c) Liens that do not materially detract from the value or materially interfere with the present use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other legal entity.

“Post-Closing Affiliates” has the meaning set forth in Section 6.3(b).

“Premises Leases” has the meaning set forth in Section 2.1(h).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Product Liability Occurrence” means the date on which any incident, accident or injury occurred or other damage was caused, or alleged to be caused, by a failure of a product, manufactured or sold by the Seller prior to the Closing Date, occurs.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchaser” has the meaning set forth in the preamble above.

“Real Estate” has the meaning set forth in Section 2.1(g).

“Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Release” means any spilling, emitting, discharging, leaking, depositing, escaping, dumping, leaching or other releasing into the Environment, whether intentional or unintentional.

“Review Period” has the meaning set forth in Section 2.8(b).

“Schedules” means the Disclosure Schedule and any other schedules referenced in or delivered in connection with this Agreement.

“Securities Act” has the meaning set forth in Section 4.5.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Licenses” has the meaning set forth in Section 3.13(d).

“Seller’s Note” means that certain promissory note in favor of the Seller for $2,125,000, the form of which is attached hereto as Exhibit A.

“Seller VEBA” means a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code whose members include employees of the Seller or any ERISA Affiliate of the Seller.

“Shares” has the meaning set forth in the recitals hereto.

“SmartHeat Intellectual Property” has the meaning set forth in the definition of Intellectual Property above.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges or other tax of any kind whatsoever, including interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto and any amendment thereof.

“Territory” has the meaning set forth in the defined term “Business” set forth above.

“Third Party Licenses” has the meaning set forth in Section 3.13(e).

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Title Documents” has the meaning set forth in Section 3.10(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Sections 1301 et seq., other than Multi-Employer Plans.

“TLD” has the meaning set forth in Section 6.3(b).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Tulsa Real Estate” has the meaning set forth on Exhibit B attached hereto.

“Uponor” has the meaning set forth in the preamble hereto.

“Uponor Affiliates” has the meaning set forth in Section 6.3(b).

“Variant TLD” has the meaning set forth in Section 6.3(b).

“Workers’ Compensation Claims” has the meaning set forth in Section 10.3.

“Working Capital Statement” has the meaning set forth in Section 2.8(a).

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to “Exhibits,” “Schedules” and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II.

CONTRIBUTION OF ASSETS; PURCHASE OF INTEREST

2.1 Assets Contributed by Seller. Subject to the terms and conditions hereof, the Seller agrees at the Closing to assign, sell, transfer, convey, and deliver to Newco all of the assets and personal property of the Seller (excepting only the assets specifically identified as “Excluded Assets” in Section 2.2 herein) (the “Contribution”) related to or used in the operation of the Business of the Seller, wherever the same may be located (collectively referred to as the “Contributed Assets”), including, without limitation, the following:

(a) All furniture, equipment, machinery, tooling, trade fixtures and leasehold improvements reflected on Seller’s books and records for the Business of the Seller;

(b) All vehicles;

(c) Except as set forth in Section 6.3, all Intellectual Property and all intangible personal property related to, and goodwill of, the Business of the Seller (“Intangible Property”), together with all business records, customer lists, documents, records, files, computer tapes or discs, or other media on or in which the same may be evidenced or documented (“Documents”);

(d) All Accounts Receivable, but excluding Excluded Receivables described in Section 2.2 below;

(e) All inventory, including raw materials, supplies, packaging material, work in process and finished goods as of the Closing Date (the “Inventory”);

(f) All Permits, authorizations and approvals (to the extent transferable), including those Permits described on Schedule 3.9(b) hereto;

(g) All real estate described on Schedule 2.1(g) hereto (the “Real Estate”);

(h) All of Seller’s contract rights and benefits under its leases of the premises (the “Premises Leases”) described on Schedule 2.1(h) hereto;

(i) All prepaid assets, including all rent deposits for the Premises Leases and other deposits with third persons; and

(j) All rights under Contracts, other than (i) the Excluded Contracts and (ii) the right to use the mark, trade name, corporate name, source or business identifier, brand name or designation “Uponor” under the Contracts listed on Schedule 2.2(k).

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Seller shall not contribute any of the following assets (the “Excluded Assets”):

(a) All cash or cash equivalents on hand or on deposit at any bank as of the Closing Date;

(b) Accounts Receivable owing from Uponor or any of its Affiliates and identified by the parties on Schedule 2.2(b) (the “Excluded Receivables”);

(c) The deferred tax receivable listed on Schedule 2.2(c);

(d) The Seller’s corporate minute book and corporate records, including but limited to those items listed on Schedule 2.2(d) (provided that the Seller will provide copies thereof to Newco and Purchaser upon request by Newco or Purchaser for reasonable business purposes);

(e) Deposits for payment of the Seller’s income taxes as of the Closing Date;

(f) Contracts listed on Schedule 2.2(f) hereto (the “Excluded Contracts”);

(g) Insurance policies and fidelity bonds which cover the Seller or its business, properties, assets, directors or employees and any pre-paid premiums with respect to such policies;

(h) The Tulsa Real Estate;

(i) Intentionally Omitted;

(j) The SmartHeat Intellectual Property;

(k) Except as described in Section 6.3, any and all rights to the mark, trade name, corporate name, source or business identifier, brand name or designation “Uponor,” including but not limited to the rights under the Contracts listed on Schedule 2.2(k);

(l) Any and all rights to the mark, trade name, corporate name, source or business identifier, brand name or designation “Aldyl” outside the Territory;

(m) All rights of the Seller and Uponor under this Agreement and the documents contemplated hereunder; and

(n) All rights of the Seller and Uponor (including any rights under any Contract or otherwise) relating to the July 2000 shipment by Chevron Phillips Chemical Company of Marlex TR-130 polyethylene to the Seller (the “CPChem Resin Recall”).

2.3 Assumption of Certain Liabilities. Subject to the terms and conditions hereof, Newco agrees at Closing to assume the following liabilities of the Seller:

(a) Accounts payable;

(b) Other current liabilities set forth on the Working Capital Statement and included within the computation of the Closing Working Capital; and

(c) Obligations arising after Closing under the Contracts, other than the Excluded Contracts (the liabilities referred to in paragraphs (a) through (c) of this Section shall be collectively referred to as the “Assumed Pre-Closing Liabilities”).

Except as set forth above and as set forth in Section 7.2, Newco shall not assume any liabilities, obligations or undertaking of the Seller of any kind or nature whatsoever. Without limiting the generality of the foregoing, Newco specifically disclaims assumption of: (a) any liability relating to or rising out of the CPChem Resin Recall; (b) any Tax liabilities, penalties, interest or obligations of the Seller or any of its Affiliates (except insofar as Newco may be considered to be responsible for such liabilities, penalties, interest or other obligations prior to the sale of the Interest to the Purchaser (as described in Section 2.5 below) by reason of being a disregarded entity and thus part of the Seller for federal and any applicable state tax purposes); (c) any current or long term liability or obligation of the Seller or any of its Affiliates with respect to indebtedness for borrowed money; (d) any Environmental, Health and Safety Liabilities relating to the Tulsa Real Estate; and (e) any liabilities or obligations, including any accounts payable, of the Seller owed to any Affiliates.

2.4 Taxes. The Seller shall be responsible for payment of any sales, use or transfer Tax or any other Tax directly arising out of the Contribution.

2.5 Sale of Interest; Purchase Price. Subject to the terms and conditions hereof, the Seller agrees at Closing to sell, assign, transfer and convey the Interest to the Purchaser, and the Purchaser agrees at Closing to purchase the Interest from the Seller. The purchase price for the Interest is $15,000,000 as adjusted as set forth in Section 2.8 (the “Purchase Price”), of which $12,875,000 will be paid in US Dollars at the Closing and $2,125,000 will be paid by delivery of the Seller’s Note. The Purchase Price shall be paid as provided in Section 2.7 and shall be subject to adjustment as provided in Section 2.8.

2.6 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402 on or before November 30, 2004. The date on which the Closing occurred is referred to herein as the “Closing Date.” The Closing shall be effective as of 6:01 a.m. Central Daylight Time on the Closing Date.

2.7 Transactions to be Effected at the Closing.

(a) At the Closing, the Seller shall deliver to Newco a bill of sale for assignment and transfer of the Contributed Assets.

(b) At the Closing, the Purchaser shall deliver to the Seller (i) the executed Seller’s Note, (ii) the cash portion of the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller, and (iii) all other documents, instruments or certificates required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

(c) At the Closing, the Seller shall deliver to the Purchaser all documents, instruments, certificates and other deliveries required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

2.8 Closing Working Capital.

(a) Within 60 calendar days after the Closing Date, the Purchaser will prepare, or cause to be prepared, and deliver to the Seller a consolidated statement of working capital account (the “Working Capital Statement”) of Newco, which shall set forth the Purchaser’s calculation of Newco’s working capital as of the Closing Date (“Closing Working Capital”). The Working Capital Statement will fairly present the current assets and current liabilities of the Seller as of the Closing Date as contributed to Newco pursuant to Sections 2.1 and 2.3 above and shall be prepared in accordance with the same accounting principles, methodologies and policies used in the preparation of the Interim Balance Sheet and shall contain the categories set forth on Exhibit C.

(b) The Seller shall have 30 calendar days after receipt from the Purchaser to review the Working Capital Statement (the “Review Period”). If the Seller disagrees with the Purchaser’s computation of Closing Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Purchaser (the “Notice of Objection”), which sets forth its objection to the Purchaser’s calculation of Closing Working Capital; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the standards for the preparation of the Working Capital Statement set forth in Section 2.8(a), and (ii) mathematical errors in the computation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of Closing Working Capital based on such objections.

(c) Unless the Seller delivers the Notice of Objection to the Purchaser within the Review Period, the Seller shall be deemed to have accepted the Purchaser’s calculation of Closing Working Capital and the Working Capital Statement shall be final, conclusive and binding on the parties hereto. If the Seller delivers the Notice of Objection to the Purchaser within the Review Period, the Purchaser and the Seller shall, during the 10 Business Days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Accounting Firm. The parties shall instruct the Independent Accounting Firm promptly to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Working Capital Statement requires adjustment. The Independent Accounting Firm shall base its determination solely on written submissions by the Purchaser and the Seller and not on an independent review. The Purchaser and the Seller shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm. As promptly as practicable, but in no event more than 45 days after selection of the Independent Accounting Firm, the Independent Accounting Firm shall deliver to the Purchaser and the Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, however, that in no event shall Closing Working Capital as determined by the Independent Accounting Firm be less than the Purchaser’s calculation of Closing Working Capital set forth in the Working Capital Statement nor more than the Seller’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties hereto. The costs and expenses of the Independent Accounting Firm shall be borne by equally by and between the Seller and Purchaser.

(d) The provisions of this Section 2.8 shall determine the process by which the parties arrive at a mutual agreement with respect to the Working Capital Statement and shall supersede the provisions of Section 2.10 for purposes of calculating the Closing Working Capital.

2.9 Adjustment of Purchase Price. If Closing Working Capital as finally determined pursuant to Section 2.8(c) (a) is less than $2,700,000, the Seller shall pay to the Purchaser an amount of cash equal to such shortfall, or (b) exceeds $2,700,000, the Purchaser shall pay to the Seller an amount of cash equal to such excess. If Closing Working Capital as finally determined pursuant to Section 2.8(c) is equal to $2,700,000, no amount shall be payable by either the Seller or the Purchaser under this Section 2.9. Any payment to be made pursuant to this Section 2.9 shall be made within three Business Days following the determination of Closing Working Capital pursuant to Section 2.8 by wire transfer of immediately available funds to an account designated by the recipient of such payment.

2.10 Post Closing Books and Records. Following the Closing, the Purchaser shall be entitled to take any action with respect to the accounting books and records of the Business of Newco; provided, however, the preparation of the Working Capital Statement shall be consistent with the provisions of Section 2.8.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND UPONOR

The Seller and Uponor, jointly and severally, represent and warrant to the Purchaser as follows and, except for those representations and warranties specifically made as of a particular date, acknowledge that the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing as set forth in Article X; provided, however, that the representations and warranties with respect to the Business of the Seller and the Contributed Assets immediately after the Contribution and immediately prior to the Closing shall be deemed to have been made by Newco:

3.1 Organization, Power and Qualifications.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller currently has, and except as set forth on Schedule 3.1, had at all prior times, all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now, and as was, being conducted. The Seller is qualified to do business and is in good standing as a foreign corporation in Oklahoma and in all other states in which the failure to so qualify would have a Material Adverse Effect.

(b) Newco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth on Schedule 3.1, Newco currently has, and had at all prior times, all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now, and as was, being conducted. Newco is qualified to do business and is in good standing as a foreign entity in Oklahoma and in all other states in which the failure to so qualify would have a Material Adverse Effect.

3.2 Capitalization.

(a) The Seller is the beneficial and record owner of the Interest, free and clear of all Liens.

(b) The authorized capital stock of the Seller consists of 3,000 shares of Common Stock, par value $0.01 per share, of which only the Shares are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by Uponor. Except for the Shares, there are no outstanding shares of capital stock of the Seller and no securities convertible into or exercisable or exchangeable for shares of capital stock of the Seller. Newco is the Seller’s only subsidiary.

(c) There are no Contracts relating to the issuance, sale or transfer of any equity securities of Newco. None of the outstanding equity securities of Newco was issued in violation of the Securities Act or any other applicable law.

3.3 Authority and Enforceability.

(a) Each of the Seller, Uponor and Newco has the requisite corporate, and, in the case of Newco, limited liability company, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and Uponor, and all limited liability company action of Newco. This Agreement has been duly executed and delivered by the Seller, Uponor and Newco and, assuming due authorization, execution and delivery by the Purchaser, constitutes the valid and binding obligation of the Seller, Uponor and Newco. enforceable against them in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(b) Except as set forth on Schedule 3.3, none of the Seller, Uponor or Newco is subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated by this Agreement.

3.4 No Conflicts; Consents.

(a) Except as set forth on Schedule 3.4(a), the execution and delivery of this Agreement by the Seller, Uponor and Newco does not, and the consummation by the Seller, Uponor and Newco of the transactions contemplated hereby will not, except in each such case where such violation or Lien would not reasonably be expected to have a Material Adverse Effect, (i) violate the provisions of the Certificate of Incorporation or By-laws of the Seller or Uponor, or the Limited Liability Company Agreement of Newco (ii) violate any Contract or Permit to which the Seller, Uponor or Newco is a party, (iii) violate any Law applicable to the Seller, Uponor or Newco on the date hereof, or (iv) result in the creation of any Liens upon any of the Contributed Assets.

(b) Except as set forth on Schedule 3.4(b), no consent, authorization or approval of, or filing with, any Governmental Entity is required by the Seller, Uponor or Newco in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws and the Laws of any foreign country, and (ii) such consents or filings that the failure to obtain would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Seller, Uponor or Newco to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

3.5 Financial Statements. The Seller has delivered to the Purchaser or its counsel: (a) audited balance sheet of the Seller as at December 31, 2001, 2002 and 2003 and the related statements of income, changes in stockholders’ equity, and cash flow for each fiscal year then ended, together with the respective reports thereon of KPMG, independent certified public accountants, (collectively, the “Balance Sheet”), and (b) unaudited balance sheet of the Seller as at June 30, 2004 (the “Interim Balance Sheet Date”) and the related unaudited statement of income, for the period then ended (the “Interim Balance Sheet,” and together with the Balance Sheet, the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Seller as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with, and subject to the standard qualifiers under, GAAP, subject, in the case of the Interim Balance Sheet, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet).

3.6 No Undisclosed Liabilities. To the Knowledge of the Seller and Uponor, except as set forth on Schedule 3.6, as of the date hereof, the Seller has no material liabilities, obligations or commitments, except (a) those that are reflected or reserved against in the Balance Sheet and the Interim Balance Sheet, (b) those that have been incurred in the ordinary course of business since the Interim Balance Sheet Date and (c) those that are not required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP.

3.7 Absence of Certain Events.

(a) Except as set forth on Schedule 3.7(a), as provided in this Agreement or where such action would not reasonably be expected to have a Material Adverse Effect, without the consent of the Purchaser (which shall not be unreasonably be withheld or delayed), from the Interim Balance Sheet Date to the date hereof, the Seller has not, and Uponor has not permitted the Seller to:

(i) sell, assign, transfer, lease or otherwise dispose of any of the Contributed Assets that are material to the Seller, except (i) in the ordinary course of business, (ii) pursuant to an existing lease, Seller License or Contract, (iii) pursuant to the license of Intellectual Property in the ordinary course of business; or (iv) to Newco;

(ii) amend any lease, Seller License, Third Party License or Material Contract;

(iii) except in the ordinary course of business, make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $25,000 or capital expenditures which in the aggregate exceed $25,000; provided, however, that the foregoing restriction shall not apply to capital expenditures that are (i) consistent with the level of capital expenditures for fiscal year 2003, or (ii) undertaken in order to replace or repair capital goods of the Seller in the ordinary course of business consistent with past practice;

(iv) acquire a material amount of assets from any other Person except pursuant to existing Contracts or in the ordinary course of business;

(v) mortgage, pledge or subject to Liens (other than Permitted Liens) any Contributed Assets or the Tulsa Real Estate except pursuant to existing Contracts;

(vi) except in the ordinary course of business, assume, incur or guarantee any Indebtedness of the Seller or modify the terms of any existing Indebtedness of the Seller;

(vii) amend the Seller’s Certificate of Incorporation (except as otherwise provided in this Agreement) or By-laws;

(viii) except in the ordinary course of business or pursuant to existing Contracts, (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any Employee, (ii) pay any bonus or other amount to any Employee, (iii) modify in any material respect any, or enter into any new, employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any Employee other than those payable on the date hereof;

(ix) adopt or amend in any respect any Benefit Plan except as required by applicable Law or as otherwise provided in this Agreement;

(x) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any capital stock of or other equity interests in, the Seller;

(xi) make any material changes in the Seller’s accounting methods, principles or practices, except for any such change required by GAAP; or

(xii) agree to do any of the foregoing.

(b) Except as disclosed on Schedule 3.7(b), as of the date hereof, there has not occurred or arisen (whether or not in the ordinary course of business) since the Interim Balance Sheet Date:

(i) any material adverse change in the financial condition, prospects, or operations of the Business of the Seller or Newco;

(ii) any loss of or damage to the Contributed Assets or the Tulsa Real Estate due to abuse, misuse, fire or other casualty;

(iii) any Proceeding brought by any employee of the Seller or, to the Knowledge of the Seller and Uponor, threatened in writing, against the Seller related to employment discrimination, wrongful discharge, or otherwise relating to such individual’s employment relationship with the Seller;

(iv) any product liability claims or losses; and

(v) any other event or condition that has occurred or exists which, singly or in the aggregate, would have a Material Adverse Effect on the Contributed Assets or the Business of the Seller or Newco.

3.8 Taxes.

(a) The Seller or Uponor has filed or caused to be filed all Tax Returns that are or were required to be filed by the Seller or with respect to the Seller, either separately or as a member of a group of corporations, under applicable Law. The Seller has paid or fully accrued as liabilities in the Financial Statements, or has made provisions for the payment of, all Taxes that may have become due pursuant to such Tax Returns and all Taxes due or claimed to be due by any Governmental Entity. Where required, timely estimated payments or installment payments of Tax liabilities have been made to all Governmental Entities in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

(b) Except as disclosed on Schedule 3.8(b), all Tax Returns filed by the Seller (or including the Seller on a consolidated basis) are true, correct and complete and no Governmental Entity has made any claims against or inquiries of Seller with respect to any jurisdictions with which the Seller does not currently file Tax Returns (either separately or on a consolidated basis with any of its affiliates).

(c) The Seller has withheld and paid (or has caused to be withheld and paid on its behalf) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d) There is no audit currently pending or, to the Knowledge of the Seller and Uponor, threatened against the Seller in respect of any Taxes. There are no Liens on any of the Contributed Assets or the Tulsa Real Estate that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(e) Neither the Seller nor Uponor has waived (or is or would be subject to any waivers given by any other Person) any statute of limitations in respect of Taxes. Neither the Seller nor Uponor has agreed (or is or would be subject to any agreement made by any other Person) to any extension of time with respect to a Tax assessment or deficiency.

(f) [INTENTIONALLY DELETED]

(g) Except as disclosed on Schedule 3.8(g), during the three years preceding the Closing Date, to the Knowledge of the Seller and Uponor, no Tax Returns filed by the Seller (or including the Seller on a consolidated basis) have been subject to any examination or audit by any Governmental Entity. Schedule 3.8(g) also discloses any examinations or audits Known to the Seller and Uponor with respect to any tax year for which assessment of Taxes is not barred by any applicable statute of limitations.

3.9 Compliance with Law; Permits.

(a) Except as set forth on Schedule 3.9(a), to the Knowledge of the Seller and Uponor, the Seller is and for the three years preceding the Closing Date has been in compliance with all Laws to which the Business of the Seller is subject.

(b) To the Knowledge of the Seller and Uponor, Schedule 3.9(b)(i) sets forth a complete and accurate list of all Permits held by the Seller or that otherwise relate to the Contributed Assets and the Tulsa Real Estate. Except as set forth on Schedule 3.9(b)(ii), to the Knowledge of the Seller and Uponor, the Seller owns, holds, possesses or lawfully uses in the operation of its business all Permits which are necessary for it to conduct its business as now conducted. Except as set forth on Schedule 3.9(b)(ii), to the Knowledge of the Seller and Uponor, such Permits are valid and in full force and effect and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(c) Except as disclosed on Schedule 3.9(c), in the three years preceding the Closing Date the Seller has not received any written notice or other written communication from any Governmental Entity regarding an actual, possible or alleged material violation or material failure to comply with any Law to which the Business of the Seller, the Contributed Assets or the Tulsa Real Estate are subject, or the terms or requirements of any Permit.

3.10 Title to Properties; Location of Inventory and Equipment.

(a) The Tulsa Real Estate, the Real Estate and Premises Leases are all of the real property and leasehold interests owned by the Seller. The Seller and Uponor have delivered or made available to the Purchaser or its counsel copies of the deeds, leases and other instruments by which the Seller acquired the Real Estate and Premises Leases, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Seller and Uponor and relating to the Real Estate and Premises Leases (collectively, the “Title Documents”). The Purchaser acknowledges that neither the Seller nor Uponor has made any representation or warranty as to the accuracy or completeness of any of the Title Documents prepared by third parties and delivered or made available by the Seller or Uponor to the Purchaser.

(b) The Seller owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following subsection) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, located in the facilities owned or operated by the Seller or reflected as owned in the books and records of the Seller including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the Interim Balance Sheet Date in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Seller since the Interim Balance Sheet Date (except for personal property acquired and sold since the Interim Balance Sheet Date in the ordinary course of business and consistent with past practice).

(c) All Contributed Assets and the Tulsa Real Estate reflected in the Balance Sheet and the Interim Balance Sheet, are free and clear of all Liens, and to the Knowledge of Seller and Uponor are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such Contributed Assets and Tulsa Real Estate, (a) security interests shown on the Balance Sheet and the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of property or assets after the Interim Balance Sheet Date (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due and payable or that may hereafter be paid without material penalty or any of the foregoing which is being contested in good faith, and (d) with respect to the real property, (i) all title exceptions of record or otherwise disclosed in the Title Documents, if any, none of which renders such property and assets unmarketable, materially detracts from the value or impairs the use of the property or assets subject thereto, or impairs the operations of the Seller, (ii) any easements, rights of way, reservations, covenants, conditions, restrictions and title defects which are either identified, shown, listed or disclosed in the Title Documents or of record, and (iii) zoning laws and other governmental land use restrictions that do not impair the Seller’s present or anticipated use of the property and assets subject thereto. Based solely on the Title Documents, except as set forth on the Title Documents, all buildings, plants, and structures owned by the Seller lie wholly within the boundaries of the real property owned by the Seller and do not encroach upon the property of any other Person.

(d) Schedule 3.10(d) sets forth a true and complete list of all of the locations where the Seller currently maintains or has in the 12 months preceding the Closing Date maintained any material amount (fair market value of $10,000 or more) of its tangible personal property, including goods, inventory and equipment (whether or not in the possession of the Seller), and if such location is not owned by the Seller and such tangible personal property is currently maintained at a third party location, the name and address of the landlord or owner of such location and value of such Seller tangible personal property at such location as of the Interim Balance Sheet Date.

3.11 Condition of Tangible Assets. Except as set forth on Schedule 3.11, all leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are currently owned or leased by the Seller, including the Contributed Assets, are in reasonable repair and operating condition, ordinary wear and tear excepted.

3.12 Accounts Receivable. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Seller as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are current and collectible net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Seller as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Except as set forth on Schedule 3.12 and subject to such reserves, each of the Accounts Receivable either has been collected or, to the Seller’s Knowledge, will be collectible in full, without any set-off, within 180 days after the day on which it first becomes due and payable. There is no contest, claim or return, other than in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a complete and accurate list of all Intellectual Property that is subject to an issued patent, registered trademark, or a pending patent or trademark application, which in each case has not been withdrawn, closed or otherwise lapsed and which was being actively pursued and prosecuted by the Seller, Uponor or its Affiliates as of the Interim Balance Sheet Date (including the jurisdictions where such Intellectual Property is registered or where applications have been filed, and all registration or application numbers) (the “Registered Intellectual Property”). The Registered Intellectual Property has the status indicated therein, is in good standing, has not been abandoned, and is not subject to any maintenance fees or taxes or similar obligations falling due within ninety (90) days of the Closing Date.

(b) The Seller is either (i) the owner of all right, title, and interest in and to the Intellectual Property, free and clear of all Liens, or (ii) has the right to use (but not necessarily the exclusive right to use), without payment to any other Person, all the Intellectual Property except as set forth on Schedule 3.13(b).

(c) None of the patents or patent applications contained in the Registered Intellectual Property has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. Except as set forth on Schedule 3.13(c), to the Knowledge of the Seller and Uponor, (i) with respect to the patents or patent applications contained in the Registered Intellectual Property, there is no potentially interfering patent or patent application of any third party, (ii) none of the patents or patent applications contained in the Registered Intellectual Property is infringed or has been challenged or threatened in any way, and (iii) none of the products manufactured and sold, nor any process or know-how used, by the Seller in the operation of the Business of the Seller as currently conducted infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(d) Schedule 3.13(d) sets forth a true and complete list of all Contracts pursuant to which any third party is authorized to use any Intellectual Property (the “Seller Licenses”).

(e) Schedule 3.13(e) sets forth a list of all Contracts pursuant to which the Seller is licensed to use Intellectual Property owned by a third party (the “Third Party Licenses”) and that are material to the Seller.

(f) To the Knowledge of the Seller and Uponor, each Seller License and each Third Party License is enforceable in accordance with its terms and such enforceability is subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. Neither the Seller nor, to the Knowledge of the Seller and Uponor, any other party thereto is in default under any Seller License or Third Party License.

(g) Except as set forth on Schedule 3.13(g), as of the date of this Agreement, there are no claims pending or, to the Knowledge of the Seller and Uponor, threatened against the Seller alleging that the Business of the Seller as currently conducted violates the intellectual property rights of any Person.

(h) Except as set forth on Schedule 3.13(h) and as described in Section 6.3, the Seller has not granted any party the right to use the name “Uponor.”

(i) Except for the Contribution, none of the Seller, Uponor, Newco or any of their Affiliates has transferred any Intellectual Property from the Seller which is necessary for or used in the operation of the Business of the Seller as currently conducted by the Seller or as conducted by the Seller during the twenty-four (24) month period immediately preceding the Closing Date. The Intellectual Property together with the Documents is all the intellectual property that is and was necessary for or used in the operation of the Business of the Seller as currently conducted by the Seller and as conducted by the Seller during the twenty-four (24) month period immediately preceding the Closing Date; provided, however, that Purchaser acknowledges and agrees that (i) this Section 3.13(i) shall in no way alter, modify, expand or enlarge any representation or warranty set forth in Section 3.13(c)(iii), and (ii) in the event of any conflict between the terms of this Section 3.13(i) and the terms of Section 3.13(c)(iii), the terms of Section 3.13(c)(iii) shall control.

(j) If it is determined that any Registered Intellectual Property is not assigned to Newco or recorded with the respective national patent office as being assigned to the Newco, the Seller and Uponor each agree to work with the Purchaser in getting such Registered Intellectual Property assigned or recorded accordingly.

3.14 Contracts.

(a) Schedule 3.14(a) sets forth a complete and accurate list of each Contract to which the Seller is party:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the ordinary course of business) which provides for (A) annual payments by the Seller of $50,000 or more, or (B) aggregate payments by the Seller of $50,000 or more;

(ii) for the sale by the Seller of (A) materials, supplies, goods, services, equipment or other assets, and which provides for a specified annual minimum dollar sales amount by the Seller of $50,000 or more, or (B) pursuant to which the Seller received payments of more than $50,000 in the year ended 2003, in each case which has a residual term as of the date hereof of more than six months and is not terminable by the Seller by notice of not more than 30 days;

(iii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(iv) that restrains the ability of the Seller to engage in any business or compete in any manner, other than this Agreement;

(v) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(vi) with any sales representative for or on behalf of the Seller.

(b) Each of the Contracts required to be listed in Schedule 3.14(a) (collectively, the “Material Contracts”) is valid and binding in accordance with its terms, subject with respect to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. Neither the Seller nor, to the Knowledge of the Seller and Uponor, any other party thereto is in default under any Material Contract, except where any such default would not reasonably be expected to have a Material Adverse Effect. Each Material Contract listed on Schedule 3.14(a) relating to subparagraph (vi) above is terminable by the Seller at the Seller’s discretion without penalty or payment other than as described in such Material Contract.

3.15 Litigation. Except as set forth on Schedule 3.15, there is no Proceeding by any Person pending or, to the Knowledge of the Seller and Uponor, threatened in writing, against the Seller. There is no material unsatisfied judgment, settlement, penalty or award against the Seller. The Seller is in compliance with each settlement to which it is a party, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect. The Seller is in compliance with each award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision (each, an “Order”) entered, issued or rendered by any Governmental Entity to which the Seller is subject, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect. Schedule 3.15 sets forth a complete and true list of all Proceedings to which, to the Knowledge of the Seller and Uponor, the Seller was a party since January 1, 2001. Schedule 3.15 sets forth a complete and true list of all Orders to which, to the Knowledge of the Seller and Uponor, the Seller was or has been subject to since January 1, 2001.

3.16 Employee Benefits.

(a) Schedule 3.16(a) sets forth a list of all Benefit Plans, documentation for which has been delivered to the Purchaser. Except as set forth on Schedule 3.16(a), and except where a failure to do so would not be reasonably likely to have an Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has received a favorable determination from the U.S. Internal Revenue Service as to its qualified status. To the Knowledge of the Seller and Uponor, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of such Benefit Plans.

(b) Except as set forth on Schedule 3.16(b), neither the Seller nor any ERISA Affiliate of the Seller sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to a Seller VEBA, a Benefit Plan that is a defined benefit Pension Plan, a Title IV Plan, a Multi-Employer Plan, or any Benefit Plan that provides for the provision of post-retirement benefits other than pensions (except to the extent required under ERISA Sections 601 et seq. and Code Section 4980B).

(c) Except as set forth on Schedule 3.16(c), the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Benefit Plan, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of additional or subsequent events) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as defined in Code section 280G), acceleration, vesting or increase in benefits to any present or former employee or director of the Seller.

(d) Except as set forth in Schedule 3.16(d):

(i) To the Knowledge of the Seller and Uponor, no non-exempt transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) that has not been corrected has occurred with respect to any Benefit Plan; neither the Seller nor any ERISA Affiliate has any liability to the IRS with respect to any Benefit Plan, including any liability imposed by Chapter 43 of the Code; neither the Seller nor any ERISA Affiliate has any liability under ERISA Section 502; all filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided; and all contributions and payments made or accrued with respect to all Benefit Plans are intended to be deductible under IRS Section 162 or Section 404, and no amount or any asset of any Benefit Plan is subject to tax as unrelated business taxable income;

(ii) Each Benefit Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan, unless otherwise required by law;

(iii) Since December 31, 2003, there has been no establishment or amendment of any Benefit Plan, unless otherwise required by law;

(iv) Other than claims for benefits submitted by participants or beneficiaries, neither the Seller nor any ERISA Affiliate has received any written notice of a claim against, or legal proceeding involving, any Benefit Plan; and

(v) To the Knowledge of the Seller and Uponor, the Seller has complied with the provisions of ERISA Sections 601 et seq. and Sections 701 et seq. and Code Section 4980B.

3.17 Labor and Employment Matters.

(a) Schedule 3.17(a) sets forth a list of each written employment agreement to which the Seller is a party. The Seller is not a party or subject to any labor union or collective bargaining Contract. To the Knowledge of the Seller and Uponor, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements, nor are there any pending actions or arbitrations which involve the labor or employment relations of the Seller.

(b) Schedule 3.17(b) is a true and accurate list of all employees of the Seller whose employment has terminated either voluntarily or involuntarily in the three year period preceding the Closing Date. Except as set forth in Schedule 3.17(b), no claims have been made or threatened against the Seller by any former or present employee in the three year period preceding the Closing Date based on employment discrimination, wrongful discharge, or any other circumstance relating to or arising from the employment relationship with the Seller.

(c) Except as set forth on Schedule 3.17(c), the Seller is not a party to any agreement that contains any severance pay liabilities or obligations (except for accrued and unused vacation or sick leave pay), agreements to reimburse employees for relocation expenses, or agreements to provide life insurance.

(d) Schedule 3.17(d) sets forth a true and complete list of all employees who have entered into written agreements with the Seller which restrict the employee from engaging in activity that is competitive with the Seller.

(e) Employee List. Schedule 3.17(e) hereto is an accurate and complete list of the names of all officers of the Seller and the names, positions, titles, and salary rates for all employees of the Seller whose annual compensation (including salary, commissions, bonus or other benefits) exceeded $75,000 during 2003, together with summary of the bonuses, additional compensation and other employee benefits, if any, paid or payable to such persons as of the date of this Agreement.

3.18 Environmental.

Except as set forth in Schedule 3.18:

(a) The Seller is, and at all times has been, in material compliance with all applicable Environmental Laws related to the Contributed Assets and the Tulsa Real Estate. Neither the Seller nor Uponor nor any other Person for whose conduct they are or may be held to be responsible has received, and to the Knowledge of the Seller and Uponor, none of the foregoing has any basis to expect to receive, any actual or threatened Order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities or (iii) any other party, of any actual or potential violation or failure to comply with any Environmental Laws related to the Contributed Assets or the Tulsa Real Estate, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Seller, Uponor, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of the Seller and Uponor, threatened claims, Liens, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Laws, with respect to or affecting any of the Facilities.

(c) Neither the Seller nor Uponor has received, and to the Knowledge of the Seller and Uponor, neither has any basis to expect to receive, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Laws, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities. All prior citations, directives, inquiries, notices, Orders, summonses, warnings, or other communications that related to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Laws, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liability with respect to the Facilities have been corrected or cured so that the violation or failure no longer exists.

(d) To the Knowledge of the Seller and Uponor, there has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, whether by the Seller or Uponor.

(e) The Seller or Uponor has delivered to the Purchaser or its counsel true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or Uponor pertaining to Hazardous Materials in, on, or under the Facilities, or concerning compliance by the Seller and Uponor with Environmental Laws related to the Facilities.

(f) To the Knowledge of the Seller and Uponor, there are no above ground or underground storage tanks or wells at the Facilities.

(g) To the Knowledge of the Seller and Uponor, neither the Seller nor Uponor has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities except in material compliance with all applicable Environmental Laws.

3.19 Insurance. Schedule 3.19 sets forth a list of each material insurance policy and fidelity bond of the Seller which covers the Seller or its business, properties, assets, directors or employees. Such policies are in full force and effect and neither the Seller nor Uponor is in default with respect to its obligations under any such policy, except where such default would not reasonably be expected to have a Material Adverse Effect. Such policies taken together provide adequate insurance coverage for the assets and operations of the Seller for all risks normally insured by a Person carrying on the same business as the Seller.

3.20 Inventory. Except as set forth on Schedule 3.20, the Inventory consists substantially of a quantity, quality and condition useable and saleable in the ordinary course of the Business of the Seller consistent with the Seller’s past practice. Except as set forth on Schedule 3.20, the Inventory consisting of finished goods of the Seller generated by the Business of the Seller are not slow moving as determined in accordance with past practice and are merchantable and fit for their particular use and are not obsolete. The Seller has on hand (or has ordered and expects timely delivery of) such quantities of inventories as are consistent with past practice.

3.21 Business. The Seller does not currently conduct, and has not conducted during the twenty-four (24) month period immediate preceding the Closing Date, any business other than the Business. During the twenty-four (24) month period immediately preceding the Closing Date, the Seller did not manufacture or distribute specialty cross-linked polyethylene or pre-insulated density polyethylene pipe systems. Newco does not currently conduct, and immediately prior to the Contribution has not conducted, any business or operations.

3.22 Brokers. Except for Stonebridge Associates, LLC, the fees and expenses of which will be paid by Uponor, no agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, Uponor, any of their Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller, Uponor or any such Affiliate.

3.23 Seller’s Books and Records. The books and records (including customer order files, employment records and production and manufacturing records) provided by the Seller to the Purchaser and related to the Contributed Assets are true and correct in all material respects, and are all of the books and records related to the Contributed Assets requested by the Purchaser or its counsel.

3.24 No Other Representations or Warranties. No representation or warranty of the Seller or Uponor in this Agreement and no statement in the Schedules to this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. EXCEPT AS SET FORTH HEREIN, NEITHER THE SELLER NOR UPONOR MAKES ANY REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED REGARDING ITS ASSETS AND LIABILITIES OR NEWCO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller and Uponor as follows and acknowledges the same shall be true as of the Closing Date (as if made at the Closing) and shall survive the Closing:

4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authority and Enforceability. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

4.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby will not, (i) violate the provisions of the Articles of Incorporation or By-laws of the Purchaser, (ii) violate any Contract to which the Purchaser is a party, (iii) to the Purchaser’s Knowledge, violate any Law applicable to the Purchaser on the date hereof, or (iv) to the Purchaser’s Knowledge, result in the creation of any Liens upon any of the assets owned or used by the Purchaser, except in each such case where such violation or Lien would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

(b) No consent, authorization or approval of, or filing with, any Governmental Entity is required by the Purchaser in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, and (ii) such consents or filings that the failure to obtain would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.4 Litigation. There is no Proceeding pending or, to the Knowledge of the Purchaser, threatened in writing, against the Purchaser which would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

4.5 Purchase for Investment. The Interest purchased by the Purchaser pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Interest so acquired by it in violation of any of the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or any similar state securities Laws. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and the Purchaser has substantial experience in evaluating and investing in securities of companies similar to the Seller so that it is capable of evaluating the merits and risks of its investment in the Seller and, by reason of its business or financial experience, has the capacity to protect its interests in connection with the transactions contemplated in this Agreement.

4.6 Brokers. Except for Value Finder, the fees and expenses of which will be paid by the Purchaser, no agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate.

4.7 Knowledge. The Purchaser has no Knowledge that any of the representations and warranties of the Seller or Uponor made in this Agreement are not true and correct.

ARTICLE V.

COVENANTS OF THE SELLER AND UPONOR

5.1 Noncompetition. For the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, neither the Seller, nor Uponor nor any of their Affiliates shall, directly or indirectly, whether individually or as a shareholder (except as a shareholder owning less than 1% or less of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, consultant, creditor, or agent of any person, association, or other entity:

(a) Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which engages in, or intends to be engaged in, the Business;

(b) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of the Purchaser to terminate its relationship with the Purchaser, or otherwise interfere or attempt to interfere in any way with the Purchaser’s relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others; or

(c) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director or agent of the Purchaser or the Seller.

ARTICLE VI.

COVENANTS OF THE PURCHASER AND NEWCO

6.1 Confidentiality. The Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement between the Purchaser and the Seller dated as of November 12, 2003 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Purchaser acknowledges that any information provided to it by the Seller, Uponor or any of their respective representatives solely concerning Uponor, but not the Contributed Assets, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing

Date. From and after the Closing Date, Newco shall be deemed a party to the Confidentiality Agreement and shall be subject to the same restrictions to which the Purchaser is subject.

6.2 Employee Matters. As of the date of the Contribution, the Seller shall terminate and Newco shall hire all of the salaried and non-salaried employees and all full-time and part-time employees of the Seller, whether or not actively employed on the date of the Contribution (i.e., including employees on vacation and leave of absence, including maternity, family, sick or disability) (collectively, the “Employees”), subject to the following:

(a) With respect to the Employees, preexisting condition exclusions or actively-at-work requirements of any Welfare Plan of the Purchaser or Newco shall apply only to the extent permitted by the terms of such Welfare Plan or applicable law. The Purchaser and Newco shall give all Employees full credit under any Welfare Plan sponsored or maintained by the Purchaser or Newco for all co-payments, deductibles, out-of-pocket maximums and any other annual limitations to the extent satisfied in the plan year in which the Contribution occurs (or the year in which such employees commence participation in the Purchaser’s or Newco’s Welfare Plans, if later) as if there were no change in coverage with respect to such Employees; and

(b) The Seller and Uponor, whether directly or through ownership of Newco, shall retain all obligations and liabilities for processing and paying all claims incurred by the Employees under any Welfare Plan of the Seller or Uponor in accordance with the terms of the applicable Welfare Plan for the period prior to the Closing Date; provided that all such claims must be submitted to the Seller or Uponor within the time prescribed by the applicable Welfare Plan. The Seller and Uponor, whether directly or through ownership of Newco, shall further retain all obligations and liabilities with respect to (i) the provision of continuation coverage required pursuant to COBRA for those Employees who have currently elected continuation coverage, or who are employed by the Seller and who experienced a “qualifying event” (as defined in ERISA Sections 601 et seq. and Code Section 4980B) prior to the Closing Date, including such Employees’ spouses and dependents; and (ii) the provision of short-term or long-term disability benefits for those Employees who are employed by the Seller and who experienced a disability prior to the Closing Date. The Purchaser, whether directly or through ownership of Newco, shall assume all obligations with respect to (i) the provision of continuation coverage required pursuant to COBRA for those Employees who are employed by the Purchaser or Newco on or after the Closing Date, including those Employees on a leave of absence from the Purchaser or Newco on or after the Closing Date, and including such Employees’ spouses and dependents, and (ii) the provision of short-term disability benefits for those Employees who are employed by the Purchaser or Newco on or after the Closing Date. The Seller shall retain all liabilities and obligations related to or arising out of Benefit Plans of the Seller with respect to all periods prior to the Closing Date.

6.3 Use of the Seller Name and Trademarks.

(a) Use of the Seller Name. From and after the Closing Date, the Purchaser and Newco shall refrain from using the name “Uponor” for any purpose. Notwithstanding the immediately preceding sentence, Newco shall be permitted to use the name “Uponor” (i) for a period of up to one month after the Closing Date for existing business cards, (ii) for a period of up to six months after the Closing Date for (A) labeling and printing the products and additional products manufactured in the Business of Newco using the current manufacturing machinery, and (B) the existing marketing literature used in the Business of Newco, and (iii) for a period of up to twelve months after the Closing Date solely to sell its existing stock of products and additional products produced with the name “Uponor” within the time period set forth in Section 6.3(a)(ii); provided that the Purchaser and Newco exercise commercially reasonable efforts to update Newco’s manufacturing machinery and replace such marketing literature and business cards as promptly as possible after the Closing Date.

(b) Trademark, Acknowledgments and Restrictions.

(i) Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges and agrees that: (A) the Seller, Uponor and their Affiliates (collectively, “Uponor Affiliates”), presently use and shall continue after the Closing to use the term ALDYL (the “Mark”) as a trademark, trade name, source or business identifier, brand name and/or other designation in countries and territories outside of the Territory in connection with the business of Uponor Affiliates, including without limitation, in connection with pipe, tubings, lines and conduit, and fittings therefor, made wholly or in part of synthetic resinous plastic materials; (B) Uponor Affiliates retain all right, title and interest in and to the Mark outside the Territory; (C) Uponor Affiliates shall have the sole and exclusive right to register the Mark, in whole or in part, in Uponor Affiliates’ or their designee’s name as a copyright, trademark, service mark, trade name, or other designation, outside the Territory; and (D) Uponor Affiliates shall have the sole right, but not the obligation, to institute legal proceedings at their own direction and expense with respect to any infringement, possible infringement, or any imitation or passing off, or any other unauthorized use of the Mark outside the Territory.

(ii) In consideration of the representations, warranties and covenants contained herein and to ensure that, after the Closing, Uponor Affiliates shall retain, as between the parties, the exclusive right outside the Territory to use, license or otherwise dispose of the Mark in Uponor Affiliates’ sole discretion, the Purchaser, for itself and for its Affiliates, including after the Closing, Newco (collectively, the “Post-Closing Affiliates”), hereby covenants that the Purchaser and the Post-Closing Affiliates shall not at any time, directly or indirectly: (A) challenge, dispute or contest, or assist others in challenging, disputing or contesting (1) Uponor Affiliates’ exclusive right, title and interest in and to the Mark outside the Territory or (2) Uponor Affiliates’ use of any proprietary indicia, trademark, service mark, trade name, trade dress, logo, symbol, source or business identifiers, brand names and/or other designations consisting of or incorporating the Mark or any term that is similar to the Mark, in whole or in part, outside the Territory; (B) attempt, or assist others, to adopt, use or register any proprietary indicia, trademarks, service marks, trade names, trade dress, logos, symbols, source or business identifiers, brand names and/or other designations consisting of or incorporating the Mark or any term that is confusingly similar to the Mark, in whole or in part, outside the Territory; (C) market, promote, solicit or procure orders for, offer for sale, or sell products or services under the Mark to any person or entity outside the Territory; (D) market, promote, solicit or procure orders for, offer for sale, or sell products or services under the Mark to any person or entity within the Territory if, to Purchaser’s or the Post-Closing Affiliates’ actual knowledge such person or entity intends to resell such products or services under the Mark outside the Territory; or (E) use, license to third parties or otherwise dispose of the Mark outside the Territory. Likewise, Uponor and the Seller, for themselves and for their Affiliates, covenant that they shall not at any time after the Closing, directly or indirectly: (V) challenge, dispute or contest, or assist others in challenging, disputing or contesting Purchaser’s or Post-Closing Affiliates’ use of any proprietary indicia, trademark, service mark, trade name, trade dress, logo, symbol, source or business identifiers, brand names and/or other designations consisting of or incorporating the Mark or any term that is similar to the Mark, in whole or in part, within the Territory; (W) attempt, or assist others, to adopt, use or register any proprietary indicia, trademarks, service marks, trade names, trade dress, logos, symbols, source or business identifiers, brand names and/or other designations consisting of or incorporating the Mark or any term that is confusingly similar to the Mark, in whole or in part, within the Territory; (X) market, promote, solicit or procure orders for, offer for sale, or sell products or services under the Mark to any person or entity within the Territory; (Y) market, promote, solicit or procure orders for, offer for sale, or sell products or services under the Mark to any person or entity outside the Territory if, to Uponor Affiliates’ actual knowledge such person or entity intends to resell such products or services under the Mark within the Territory; or (Z) use, license to third parties or otherwise dispose of the Mark within the Territory.

(iii) The Purchaser shall be permitted to register any domain names that combine the secondary “top level domain” (“TLD”) name “pwpolycorpaldyl” or close variation, including, but not limited to, such examples as “pwpolycorp-aldyl”, pwpoly-aldyl”, and “pw-aldyl” (collectively “Variant TLD”) with any generic TLD, such as .com, .net, .org, and .biz. In addition, the Purchaser and Newco shall be permitted to use “pwpolycorpaldyl” and the Variant TLD for email purposes, metatags, watermarks, hyperlinks and other uses upon, in or with the Internet; provided that the Purchaser and the Post-Closing Affiliates shall not otherwise use the Mark separate or apart from “pwpolycorpaldyl” or the Variant TLD as a domain name. If either party finds that Internet users are reaching the other party’s web site as a result of terms permitted in this Agreement, the parties shall execute a cross-hyperlink agreement and agree upon prominent language to appear on the home page of each affected web site to facilitate the required hyperlink.

(iv) The Purchaser, for itself and the Post-Closing Affiliates and the Seller, for itself and for its Affiliates, hereby acknowledges and agrees that (A) both parties are relying on the acknowledgments, covenants and restrictions contained in this Section 6.3 as material inducements to enter into this Agreement, and (B) such acknowledgments, covenants and restrictions are material terms of this Agreement. The Purchaser, for itself and the Post-Closing Affiliates, and Uponor for itself and for its Affiliates, further acknowledge and agree that the foregoing covenants and restrictions are reasonable in duration, geographic scope and the scope of activities restricted. In addition, the Purchaser, for itself and the Post-Closing Affiliates, and the Seller, for itself and for its Affiliates, acknowledge and agree that either party would be irreparably harmed in the event of a breach of this Section 6.3 by the other party, and agree that the harmed party shall have the right to seek to obtain injunctive relief upon any violation or threatened violation of the terms of this Section 6.3, without the necessity of posting bond or other security, in addition to all other rights and remedies available at law or in equity.

(v) The Purchaser, the Seller and Uponor hereby acknowledge and agree that their Affiliates are and shall be third party beneficiaries of this Section 6.3 and that these Affiliates shall retain third party beneficiary rights to enforce their respective rights and remedies in connection with any breach of the terms or conditions of this Section 6.3 by the

Purchaser or its Post-Closing Affiliates or by Uponor, the Seller or any of their respective Affiliates.

(vi) Without limiting either party’s obligations and covenants with respect to the Mark under this Agreement, the parties to this Agreement shall use commercially reasonable efforts to differentiate themselves from one another in their uses of the Mark.

6.4 Accounts Receivable.

(a) The Purchaser shall cause Newco, at its expense, for a period of 180 days following the Closing Date, to (i) administer the collection of the Accounts Receivable, (ii) maintain, available for inspection on reasonable demand of the Seller or Uponor, appropriate records of all material collections, and (iii) exercise commercially reasonable efforts, consistent with the past practices of the Seller or Uponor, to collect the Accounts Receivable (but not including any referral of accounts to attorneys for collection or the commencement of legal proceedings).

(b) At the end of such 180-day period, the Purchaser shall have the option to, or cause Newco to, either (i) sell any un-collected Accounts Receivable to the Seller or Uponor for such disposition as the Seller or Uponor may choose to make at a price mutually agreeable to the Purchaser and the Seller or Uponor (as the case may be), or (ii) keep any un-collected Accounts Receivable; provided, however, that if the Purchaser elects to keep any un-collected Account Receivable pursuant to this Section 6.4(b)(ii), it may not seek indemnification for the value of such un-collected Account Receivable notwithstanding any breach of the penultimate sentence of Section 3.12 with respect to such un-collected Account Receivable.

6.5 Liquidation of Newco. The Purchaser will terminate Newco’s existence as a Delaware limited liability company, by liquidation, merger into the Purchaser or other means, on the Closing Date upon the Purchaser’s receipt of the Interest.

ARTICLE VII.

COVENANTS OF THE PARTIES

7.1 Tax Matters.

(a) Preparation and Filing of Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns with respect to the Business of the Seller for all Tax periods which begin before the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Business of Newco for all Tax periods which begin after the Closing Date.

(b) Cooperation in Filing Tax Returns. The Purchaser, the Seller and Uponor shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested by the other party, in connection with: (i) the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, pursuant to this Section 7.3; and (ii) any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention, for a commercially reasonable period of time, and (upon the other party’s request) the provision of, material records and material information which are reasonably relevant to any such Tax Return, amended Tax Return, claim for refund, determination of liability, right to refund, or audit, litigation or other proceeding. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, the Seller and Uponor agree to, and the Purchaser shall, or shall cause Newco to: (i) retain all material books and records with respect to Tax matters pertinent to the Seller and relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention ordinances or agreements entered into with any taxing authority; and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such material books and records and, if the other party so requests, the Purchaser, the Seller or Uponor, as the case may be, shall allow the other party to take possession of such books and records. The Purchaser, the Seller and Uponor further agree, upon request, to use their commercially reasonable efforts to obtain any material certificate or other material document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any material Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.2 Administration and Assumption of Additional Liabilities. Purchaser shall administer, on Seller’s behalf, those claims relating to or arising out of the operation of the Business of the Seller prior to the Closing. Commencing on the second anniversary of the Closing Date, the Purchaser shall assume all liabilities or obligations of the Seller or Uponor relating to the Business of the Seller prior to the Closing Date in excess of the Damages Formula for which a claim is made by the Purchaser or Newco pursuant to Section 10.2(g) (collectively, the “Damages Formula Liabilities”). For purposes of clarification, from and after the seventh anniversary of the Closing Date, in accordance with the Damages Formula, neither the Seller nor Uponor shall have any liability, for indemnification or otherwise, for any Damages Formula Liabilities for which a claim is made on or after the seventh anniversary of the Closing Date.

7.3 Insurance.

(a) Effective 6:01 a.m. on the Closing Date, the Contributed Assets shall cease to be insured by the Uponor Affiliates’ insurance policies. With respect to events or circumstances covered by the Seller’s or Uponor’s insurance coverage written on an “occurrence basis”, including workers compensation and product liability policies, the Uponor Affiliates will retain all liability for Product Liability Occurrences prior to the Closing Date. With respect to events or circumstances covered by insurance coverage written on a “claims made basis”, except as specifically provided in Article X or in Section 7.2, the Uponor Affiliates will have no liability for claims made on or after 6:01 a.m. on the Closing Date.

(b) Products Liability Insurance. From and after the Closing Date, the Purchaser shall purchase and maintain, at its sole expense, occurrence-based products liability insurance in an amount not less than $1 million, with a deductible of not more than $50,000, to cover any Damages arising out of or related to strict liability in tort claims, negligent manufacture of product claims, and other product liability claims brought after the Closing Date relating to a Product Liability Occurrence on or after the Closing Date, and arising from the Seller’s manufacture or sale of its products prior to the Closing Date. The Purchaser acknowledges and agrees that the Uponor Affiliates shall have no liability with respect to any claim made on or after the Closing Date to the extent covered by any products liability insurance procured by the Purchaser.

7.4 Further Assurances. Each of the Purchaser, Newco, the Seller and Uponor shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Purchaser, Newco, the Seller and Uponor shall use its respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

ARTICLE VIII.

CLOSING DELIVERIES

8.1 The Seller’s and Uponor’s Deliveries. At the Closing, the Seller, Newco and Uponor (as applicable) shall deliver the following to Purchaser, all in form and substance acceptable to Purchaser:

(a) Current Certificate of Incorporation of the Seller, as amended to reflect a general business purpose of the Seller and Articles of Organization of Newco, certified by the Secretary of State of the State of Delaware;

(b) Current Bylaws of the Seller and Limited Liability Company Agreement of Newco certified by the Seller’s and Newco’s (as applicable) Secretary;

(c) Certificates of Good Standing for the Seller and Newco from the Delaware and Oklahoma Secretaries of State;

(d) Certified copies of resolutions of Uponor, the Seller and Newco authorizing each to enter into the transactions contemplated herein;

(e) Releases of all mortgages, security interests and other Liens in the Contributed Assets, if any;

(f) All consents necessary for consummation of the transactions contemplated by this Agreement;

(g) All certificates, schedules, exhibits and attachments in completed form and specifying the information required by the provisions of this Agreement;

(h) Amendments to those agreements described on Schedule 3.13(h) terminating the rights granted by the Seller to any third party to use the name “Uponor;”

(i) Opinion of counsel to the Seller and Uponor;

(j) Bill of Sale and instruments of assignment and transfer of the Contributed Assets;

(k) Certificates of title and assignment thereof for all vehicles;

(l) Certificate of the Chairman and President of the Seller and Chairman of Uponor regarding accuracy of representations and warranties as of the Closing Date;

(m) Amendment to Seller’s Certificate of Incorporation removing “Aldyl” from the Seller’s name, in form complete and adequate for filing, dated no later than the Closing Date;

(n) Lease for the Tulsa Real Estate in substantially the form attached hereto as Exhibit 8.1(n) and Memorandum of Lease for recordation (collectively, the “Lease”);

(o) Subordination, Nondisturbance and Attornment Agreement executed by each mortgage holder on the Tulsa Real Estate in form reasonably acceptable to Purchaser;

(p) Special warranty deed from the Seller to Newco conveying the Real Estate;

(q) Side Letter in substantially the form attached hereto as Exhibit 8.1(q) (the “Side Letter”);

(r) Transfer or issuance, at the Seller’s expense, of a license for 85 users of Novell software; and

(s) Such other documents, instruments and certificates reasonably required by Purchaser or its title company to give effect to the transactions contemplated hereby.

8.2 Deliveries of Purchaser. At the Closing, the Purchaser shall deliver the following to Seller, all in form and substance acceptable to the Seller:

(a) Current Articles of Incorporation of the Purchaser certified by the Minnesota Secretary of State;

(b) Current Bylaws of the Purchaser certified by the Purchaser’s Secretary;

(c) Certificate of Good Standing for the Purchaser from the Secretary of State for Minnesota;

(d) Certified copies of corporate resolutions of the Purchaser authorizing it to enter into the transactions contemplated herein;

(e) True and complete copies of Phase I and Phase II environmental site assessments, with attachments, of the Facilities commissioned by the Purchaser in contemplation of this transaction;

(f) Opinion of counsel to the Purchaser;

(g) The Side Letter; and

(h) The Lease.

ARTICLE IX.

CONDUCT OF BUSINESS

9.1 Conduct of Business. Between the date of this Agreement and the Closing Date, the Seller will:

(a) conduct the Business of the Seller only in the ordinary course of business;

(b) use its commercially reasonable best efforts to keep available the services of its current officers, employees, and agents and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Seller;

(c) confer with Purchaser concerning operational matters of a material nature; and

(d) otherwise report periodically to Purchaser concerning the status of the business, operations, and finances of the Seller.

9.2 Restrictions. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Seller will not without the prior consent of the Purchaser, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.7 is likely to occur.

9.3 Risk of Loss. Prior to the Closing, the risk of loss or destruction to any of the Contributed Assets shall be that of Seller. In the event of damage or destruction of any of the Contributed Assets, the Seller shall replace such damaged or destroyed Contributed Assets with similar assets of equal value and shall use any insurance proceeds received for such damage to make such replacements.

9.4 Preserve Accuracy of Representations and Warranties. The Seller and Uponor shall refrain from taking any action, except with the prior written consent of the Purchaser, which would render any representation, warranty or agreement of the Seller and Uponor in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, the Seller and Uponor will promptly inform the Purchaser in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits or Schedules. The Seller and Uponor promptly will notify Purchaser in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against the Seller or the Seller’s officers or directors involving the transaction contemplated by this Agreement or that might have a material adverse impact on the Contributed Assets or the Business of the Seller. The Purchaser promptly will notify the Seller in writing of (1) all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against the Purchaser or the Purchaser’s officers or directors involving the transaction contemplated by this Agreement, or (2) any change in the financial condition of the Purchaser, its Affiliates or its lenders that may affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

9.5 No Solicitation of Other Offers. The Seller and Uponor agree that, prior to Closing Date and so long as the Closing Date occurs within 45 calendar days after the execution of this Agreement, neither Uponor nor the Seller shall, and Uponor and the Seller shall not permit any of its officers, directors, employees, agents or representatives (including without limitation any investment banker, attorney or accountant retained by it or them) to initiate, solicit or knowingly encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined below), or enter into or continue any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Seller or any of Uponor, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Seller or any of Uponor or subsidiaries to take any such action. The Seller and Uponor shall notify the Purchaser of all inquiries or proposals which the Seller or any of Uponor may receive relating to any such matters and if such inquiry or proposal is in writing, deliver to us a copy of such inquiry or proposal. “Competing Transaction” shall mean any of the following: (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Seller (other than the transaction contemplated by this letter of intent) or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of the Seller other than the Tulsa Real Estate or in the ordinary course of business.

9.6 Conditions to Purchaser’s Obligations. The obligation of the Purchaser to purchase the Interest is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(a) Representations and Warranties. All representations and warranties of the Seller and Uponor made herein shall be true and correct in all material respects in the aggregate as of the Closing Date as though made at such time (except for those representations or warranties specifically made as of a particular date), provided that, from time to time after the execution of this Agreement and prior to the Closing, the Seller may supplement the Schedules to this Agreement with additional information that would have been required to be disclosed at the execution of this Agreement. For purposes of determining the satisfaction of this Section 9.6(a), and the liability of the Seller or Uponor following the Closing for breaches of its representations and warranties under this Agreement, the Schedules to this Agreement shall be deemed to include (a) the information contained therein on the date of execution of this Agreement and (b) information added to the Schedules by written supplements to this Agreement and delivered to the Purchaser at least three Business Days prior to the Closing, if the action described in such written supplements has been approved by the Purchaser in accordance with Section 9.2;

(b) Covenants. The Seller and Uponor shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by each of them, respectively, on or prior to the Closing Date;

(c) Consents. All Consents identified on Schedule 9.6(c) shall have been obtained;

(d) No Proceeding or Litigation. No litigation, action, suit or proceeding challenging the legality of the transactions provided for in this Agreement shall have been instituted or threatened and not settled or otherwise terminated on (if such action is against the Purchaser) terms and conditions satisfactory to the Purchaser and no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits or challenges the consummation of the transactions contemplated hereby;

(e) Other Filings. All filings required to be made under any other laws, rules and regulations of any Governmental Entity shall have been made;

(f) Certificates; Document. The Seller shall have delivered the certificates, opinions of counsel and other documents required by Section 8.2;

(g) Completion of Environmental Assessments. The Seller shall have completed its Phase II environmental site assessment of the Tulsa Real Estate and delivered a true and complete copy of thereof, with attachments, to the Purchaser; and the results of Purchaser’s Phase II environmental site assessments of the Tulsa Real Estate and the Real Estate shall indicate that Purchaser may continue to operate the Business at the Facilities in (i) materially the manner currently operated by the Seller, without substantial additional cost and (ii) compliance with all Occupational Safety and Health Laws;

a. Financing. The Purchaser shall have obtained financing to permit it to consummate the transactions contemplated herein on terms substantially similar to those set forth on Exhibit 9.6(h) attached hereto; and

b. Title Insurance. The Purchaser shall have obtained a title insurance policy reasonably satisfactory to the Purchaser relating to the Real Estate.

9.7 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions provided for herein are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

(a) Representations and Warranties. All representations and warranties of the Purchaser made herein shall be true and correct in all material respects as of the Closing Date as though made at such time (except for those representations and warranties specifically made as of a particular date);

(b) Covenants. The Purchaser shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Purchaser, on or prior to the Closing Date;

(c) No Proceeding or Litigation. No litigation, action, suit or proceeding challenging the legality of the transactions provided for in this Agreement shall have been instituted or threatened and not settled or otherwise terminated on terms and conditions satisfactory to the Seller and no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits or challenges the consummation of the transactions contemplated hereby;

(d) Other Filings. All filings required to be made under any other laws, rules and regulations of Governmental Entity shall have been made;

(e) Certificates; Documents. The Purchaser shall have delivered the certificates, opinions of counsel and other documents required by Section 8.1; and

(f) Sales Tax and Manufacturer’s Sales Tax Exemption Permits. The Purchaser shall have filed with the Oklahoma Tax Commission or shall have delivered to the Seller’s counsel for filing with the Oklahoma Tax Commission a complete, fully executed Sales Tax and Manufacturer’s Sales Tax Exemption Permit application for the Purchaser prior to the Closing Date, which application shall be effective as of the Closing Date.

ARTICLE X.

INDEMNIFICATION

10.1 Survival; Right to Indemnification.

(a) All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing as provided in this Article X.

(b) The sole recourse and remedy of the Purchaser, the Seller, Uponor and the other Indemnified Persons for any inaccuracy in or breach of, or any other claim with respect to, any representation or warranty or alleged representation or warranty by or on behalf of the Seller or Uponor, on the one hand, or the Purchaser on the other hand, contained in or made pursuant to this Agreement or any other certificate, instrument, or document delivered pursuant hereto, shall be under the provisions of and to the extent provided in this Article X. Each of the Purchaser, the Seller, Uponor and the other Indemnified Persons shall comply with this Article X and shall not assert any inaccuracy, breach or claim or seek any recourse or remedy in respect thereof other than under the provisions of this Article X.

10.2 Indemnification and Payment of Damages by the Seller and Uponor.

Subject to the provisions of Section 10.7, the Seller and Uponor will jointly and severally indemnify and hold harmless the Purchaser and its respective representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Purchaser and its Indemnified Persons the amount of, any loss, liability, claim, damage, and expense (including actual costs of defense and reasonable attorneys’ fees), whether or not involving a third-party claim, to the extent that such loss, liability, claim, damage and expense exceeds the amount, if any, reserved for such loss, liability, claim, damage or expense on the Working Capital Statement, BUT EXCLUDING ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR LOST PROFITS (collectively, “Damages”), arising directly or indirectly from or in connection with:

(a) any Breach of any representation or warranty made by the Seller, Uponor or Newco in Sections 3.10(b) and (c) of this Agreement as of the Closing Date; provided that a claim for indemnity for any third party claim is made to the Seller or Uponor (as the case may be) on or before the day that is 45 days following the expiration of the relevant statute of limitation, if any, that is applicable to such third party’s claim (subject to any waiver, mitigation, or extension thereof);

(b) any Breach of any representation or warranty made by the Seller, Uponor or Newco in Section 3.13(b) of this Agreement as of the Closing Date, provided that a claim for indemnity is made to the Seller or Uponor (as the case may be) within 3 years after the Closing;

(c) any Breach of any representation or warranty made by the Seller, Uponor or Newco in Section 3.21 of this Agreement, provided that a claim for indemnity is made to the Seller or Uponor (as the case may be) on or before the day that is 45 days following the expiration of the Seller’s and Uponor’s obligations under Section 5.1 of this Agreement;

(d) any Breach of any representation or warranty made by the Seller, Uponor or Newco in this Agreement, other than Sections 3.10(b) and (c), 3.13(b) or 3.21, as of the Closing Date, or such earlier date provided in such representation or warranty, provided that a claim for indemnity is made to the Seller or Uponor (as the case may be) within 18 months after the Closing Date;

(e) any Breach by the Seller or Uponor of any covenant or obligation of the Seller or Uponor in this Agreement, provided that a claim for indemnity is made to the Seller or Uponor (as the case may be) on or before the day that is 45 days following the expiration of the relevant statute of limitation (subject to any waiver, mitigation, or extension thereof);

(f) any matter listed on any Schedule to this Agreement (other than an Assumed Pre-Closing Liability), to the extent such matter occurred prior to the Closing Date provided, however, that neither the Seller nor Uponor shall have any liability for items 1 or 3 through 6 on Schedule 3.11 to this Agreement;

(g) except as otherwise provided in this Section 10.2 or in Sections 10.3, 10.4, 10.5 or 10.6(d), any liability or obligation of the Seller or Uponor relating to the Seller, Uponor, Newco or the Business of the Seller or Newco, arising out of, or incurred during periods prior to or on the Closing Date other than the Assumed Pre-Closing Liabilities; and

(h) any liability or obligation relating to or rising out of (a) the CPChem Resin Recall, (b) any Tax liabilities, penalties, interest or obligations of the Seller or any of its Affiliates, or (c) any Environmental, Health and Safety Liabilities related to the Tulsa Real Estate to the extent not otherwise disclosed on Schedule 3.18.

Notwithstanding anything to the contrary in this Agreement, obligations and liabilities of the Seller under contracts or agreements entered into prior to the Closing Date will not be deemed to relate to or arise out of any period prior to, and will not accrue or be incurred until, the date on which performance by the Seller or the Purchaser is due under such contracts or agreements.

10.3 Cross Indemnity for Certain Workers’ Compensation Claims. Notwithstanding anything to the contrary in Section 10.2 of this Agreement, the rights and obligations of the Seller, Uponor and the Purchaser as between the parties, with respect to claims by employees or former employees based on occupational injury, illness or death, before and/or after the Closing Date (“Workers’ Compensation Claims”) which are not set forth on Schedule 3.15 or Schedule 3.17 to this Agreement shall be governed by this Section 10.3 and not the general indemnity provisions of Section 10.2 above. As between the parties to this Agreement, and without conferring any benefit on any third Person:

(a) the Seller and Uponor shall jointly and severally indemnify, defend and hold the Purchaser and its Indemnified Persons harmless with respect to any Workers’ Compensation Claims that arise out of or were caused during employment by the claimant with the Seller on or prior to the Closing Date that are reported to (i) the Seller or Uponor prior to the Closing Date or (ii) the Purchaser, the Seller or Uponor on or after the Closing Date; and

(b) the Purchaser shall indemnify, defend and hold Seller, Uponor and their Indemnified Persons harmless with respect to any Workers’ Compensation Claims that arise out of or were caused solely during employment by the claimant with the Purchaser or Newco on or after the Closing Date and are reported to the Purchaser or Newco after the Closing.

10.4 Indemnity for Product Liability Claims. Notwithstanding anything to the contrary in Section 10.2 of this Agreement, and subject to Section 10.7, the Seller and Uponor shall jointly and severally indemnify, defend and hold the Purchaser harmless with respect to any Damages arising out of or related to strict liability in tort claims, negligent manufacture of product claims, or other product liability claims relating to a Product Liability Occurrence on or after the Closing Date to the extent such claims are not covered by the insurance provided for in Section 7.3, including any deductible provided for in such insurance.

10.5 Indemnity for Breach of Warranty Claims. Notwithstanding anything to the contrary in Section 10.2 of this Agreement, and subject to Section 10.7, the Seller and Uponor shall jointly and severally indemnify, defend and hold the Purchaser harmless with respect to any

Damages arising out of or related to a breach of product warranty arising from the Seller’s manufacture or sale of any product prior to the Closing Date.

10.6 Indemnification and Payment of Damages by the Purchaser.

The Purchaser will indemnify and hold harmless the Seller, Uponor and each of their respective Indemnified Persons, and will pay to the Seller, Uponor and each of their respective Indemnified Persons the amount of any Damages arising directly or indirectly from or in connection with:

(a) any Breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, provided that a claim for indemnity is made within one year after the Closing Date;

(b) any Breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement, provided that a claim for indemnity is made to the Purchaser within forty-five days after the covenant expires;

(c) any claim by any Person for liabilities or obligations of (i) the Purchaser relating to, arising out of, or incurred during periods before and after the Closing Date, or (ii) Newco relating to, arising out of, or incurred during the period on or after the Closing Date, except as set forth in Section 10.3 above; and

(d) except for bonuses owed by the Seller or Uponor upon a “sale” or “change in control” as such terms are defined in the relevant employment agreements, and except as set forth in Section 6.2(b) or in the Side Letter, any claim brought by any former employee of the Seller (who immediately prior to the Contribution had a written employment agreement with the Seller) for any liabilities or obligations relating to or arising out of such former employee’s employment agreement with the Seller as a result of the transactions contemplated by this Agreement (including without limitation, any severance pay liabilities or obligations, bonus payments, agreements to reimburse for relocation expenses, agreements to provide employee benefits, etc.).

10.7 Limitations on Amount—The Seller and Uponor.

(a) Neither the Seller nor Uponor will have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a), (b), (d), and (g) of Section 10.2, or Section 10.5 unless the Damages suffered for any individual claim or related claims by the Seller and Uponor, collectively, are at least $35,000 and until the total of all Damages suffered with respect to such matters exceeds $200,000, and then only for the amount by which such Damages exceed $200,000.

(b) The Seller’s and Uponor’s collective obligation to provide indemnity under Sections 10.2(c), (d), and (g) is subject to an aggregate cumulative cap equal to twenty-five percent (25%) of the Purchase Price.

(c) The Seller’s and Uponor’s collective obligation to provide indemnity under Section 10.2(g), 10.4(b) and 10.5 shall be determined in accordance with the Damages Formula.

(d) The maximum aggregate amount that the Seller and Uponor will be required to pay for indemnification arising under this Article X is the Purchase Price, except for the Seller’s and Uponor’s obligation to indemnify the Purchaser under Section 10.2(h), which shall have no limit.

10.8 Limitations on Amount—Purchaser.

(a) The Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a) and (b) of Section 10.6 unless the Damages suffered for any individual claim or related claims are at least $35,000 and until the total of all Damages with respect to such matters exceeds $200,000, and then only for the amount by which such Damages exceed $200,000.

(b) The Purchaser’s obligation to provide indemnity under Sections 10.6(a) and (b) is subject to an aggregate cumulative cap equal to twenty-five percent (25%) of the Purchase Price.

(c) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount that the Purchaser will be required to pay for indemnification arising under this Article X is the Purchase Price, except for Purchaser’s obligation to indemnify the Seller and Uponor under Sections 10.6(c) and (e), which shall have no limit.

10.9 Procedure for Indemnification—Third Party Claims.

(a) Promptly after receipt by an indemnified party under Sections 10.2 - 10.6 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c) Each of the Seller and Uponor hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Seller or Uponor (as the case may be) with respect to such a claim anywhere in the world.

10.10 Insurance Coverage.

Prior to seeking indemnification under this Article X, the Purchaser, the Seller and Uponor shall exercise commercially reasonable efforts to obtain any insurance proceeds to which it may be entitled with respect to any Damages suffered by such Person, and any claim for indemnification under this Article X shall be reduced by the amount of any insurance proceeds to which such Person may be entitled with respect to the such Damages.

10.11 Procedure for Indemnification—Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought within the relevant timeframe as described in this Article X.

ARTICLE XI.

MISCELLANEOUS

11.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

Seller:	Uponor Aldyl Company, Inc.
c/o Uponor North America, Inc.
14985 Glazier Avenue, Suite 303
Apple Valley, MN 55124
Attention: Jyri Luomakoski, Chairman
Facsimile No.: 952-997-8999

Uponor:	Uponor North America, Inc.
14985 Glazier Avenue, Suite 303
Apple Valley, MN 55124
Attention: Jyri Luomakoski, Chairman
Facsimile No.: 952-997-8999

with a copy to:	Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, CO 80202
Attention: Christina Groll
Facsimile No.: 303-295-8261

Purchaser:	PW Poly Corp.
222 South Ninth Street
Suite 2880
Minneapolis, MN 55402
Attention: Dobson West
Facsimile No.: 612-371-9651

with a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Attention: K. Lisa Holter
Facsimile No.: 612-492-7077

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section, upon delivery, (x) if delivered by facsimile transmission as provided in this Section, upon confirmed receipt, (y) if delivered by mail as provided in this Section, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

11.2 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser, the Seller and Uponor. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

11.3 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated hereby are consummated.

11.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No sale or other transfer of the ownership or substantially all of the assets of any party hereto shall relieve such party of the obligations of this Agreement or the Exhibits hereto, and such obligations shall remain binding on such party and on the transferee of its ownership or assets.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except any Laws of such state that would result in the application of the Laws of any jurisdiction other than those of the State of Delaware.

11.6 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF OKLAHOMA IN THE STATE OF OKLAHOMA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

11.8 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

11.9 No Third Party Beneficiaries. Except as specifically set forth in Section 6.3(b)(v), the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

11.10 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto, which are incorporated herein by reference and made a part hereof) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

11.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

11.13 Specific Performance. The Purchaser, the Seller and Uponor each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

11.14 Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PW POLY CORP.

By:	/s/ Dobson West

Name:	Dobson West
Title:	Secretary

UPONOR NORTH AMERICA, INC.

By:	/s/ Jyri Luomakoski
Jyri Luomakoski, Chairman

UPONOR ALDYL COMPANY, INC.

By:	/s/ Jyri Luomakoski
Jyri Luomakoski, Chairman

UPONOR ALDYL HOLDING COMPANY, LLC

By:	Uponor Aldyl Company, Inc., Manager

By:	/s/ Jyri Luomakoski
Jyri Luomakoski, Chairman

Signature Page to Purchase Agreement

EXHIBIT B

Tulsa Real Estate Legal Description

All that part of the Southwest Quarter (SW/4) of Section Twenty-eight (28), Township Nineteen (19) North, Range Twelve (12) East of the Indian Base and Meridian, Tulsa County, State of Oklahoma, according to the U.S. Government Survey thereof, being more particularly described as follows, to-wit:

Beginning at a point on the North line of 49th Street, as shown on the Recorded Plat of Greater Tulsa Industrial District No. 1847, filed September 30, 1953, and 1,056.00 feet East of the West line of said Southwest Quarter (SW/4);

Thence North 0°02’25” East and parallel with the West line of Section 28, a distance of 775.00 feet to a point;

Thence continuing North 0°02’25” East a distance of 100.00 feet to a point;

Thence continuing North 0°02’25” East a distance of 777.80 feet to a point on the North line of the SW/4 of Section 28;

Thence North 89°55’05” East along the North line of said SW/4 a distance of 503.36 feet to a point;

Thence South 0°02’25” West a distance of 778.52 feet to a point;

Thence continuing South 0°02’25” West a distance of 100 feet to a point;

Thence continuing South 0°02’25” West a distance of 775.00 feet to a point, said point being the Northerly projection of the East line of 45th West Avenue;

Thence due West a distance of 503.36 feet to the Point of Beginning.

LESS AND EXCEPT:

Beginning at a point in the Northerly line of 49th Street as shown on the Recorded Plat of Greater Tulsa Industrial District, said point being the intersection of the Northerly projection of the East line of 45th West Avenue and the said North line of 49th Street, said point also being the Southeasterly corner of a 8.96 acre tract of land conveyed to E.I. DuPont de Nemours and Company by Greater Tulsa, Inc. by deed dated November 30, 1961, recorded in Tulsa County Book 3201, page 258;

Thence from said Point of Beginning due West along the North line of 49th Street 30 feet;

Thence North 0°02’25” East 260 feet;

Thence due East 30 feet to a point in the East line of the said 8.96 acre tract South 0°02’25” West 260 feet to the Point and Place of Beginning.